Exhibit 10.35
LAFARGE NORTH AMERICA INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated as of January 1, 2002)

LAFARGE NORTH AMERICA INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated as of January 1, 2002)
     THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, made and executed at Herndon, Virginia, by LAFARGE NORTH AMERICA INC., a Maryland corporation (“Lafarge”),
WITNESSETH THAT:
     WHEREAS, Lafarge has heretofore maintained for the benefit of certain employees an unfunded retirement plan known as the Lafarge Corporation Supplemental Executive Retirement Plan to provide certain benefits to those employees in addition to those payable under the Lafarge North America Inc. Retirement Plan (Amended and Restated as of January 1, 1989) (the “1989 Restatement”); and
     WHEREAS, Lafarge amended and restated the Lafarge North America Inc. Retirement Plan, effective January 1, 2002, as the Lafarge North America Inc. Retirement Plan (Amended and Restated Effective as of January 1, 2002) (the “2002 Restatement”) to modify the pension formula, update the plan for tax compliance and make certain other changes; and
     WHEREAS, because benefits under this Plan are determined by reference to the pension formula under the 1989 Restatement, Lafarge wishes to amend and restate this Plan to take into account the differing pension formulas under the 1989 Restatement and the 2002 Restatement and to make certain other changes;
     NOW, THEREFORE, pursuant to the provisions of Section 10 thereof, the Lafarge Corporation Supplemental Executive Retirement Plan is hereby amended and restated in its entirety to read as follows:

     Section 1. Defined Terms. As used herein, the term “Plan” means this Lafarge North America Inc. Supplemental Executive Retirement Plan, originally effective as of July 30, 1986, and as from time to time in effect thereafter, and the term “Employers” shall include Lafarge North America Inc. and any other incorporated or unincorporated trade or business which may adopt the 1989 Restatement and/or the 2002 Restatement, and this Plan. Unless the context clearly indicates otherwise, the other words and phrases used in this Plan shall have the meanings assigned to them under the provisions of the 1989 Restatement or the 2002 Restatement, as the context requires.
     Section 2. Nature of Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended, which does not qualify under the provisions of Section 401 of the Code.
     Section 3. Administration. This Plan shall be administered by the Management Development and Compensation Committee of the Board of Directors of Lafarge (the “Committee”). The Committee shall interpret the provisions of this Plan and perform and exercise all of the duties and powers granted to it under the terms of this Plan by action of a majority of its members in office from time to time. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made and other action taken by the Committee shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan.

     Section 4. Eligibility and Vesting. Each Employee who is a Participant under the 1989 Restatement or the 2002 Restatement and considered by the Committee to be a key Employee shall be eligible to be designated by the Committee as a Plan Participant for the purposes of this Plan. No benefit shall be payable under this Plan to or with respect to any Employee unless he or she has been specifically designated by the Committee as a Plan Participant for the purposes of this Plan. Notwithstanding any provision of this Plan to the contrary, an Employee who first becomes a Participant in this Plan on or after January 1, 2002, shall be entitled to a benefit hereunder only if such Participant completes both five years of Credited Service and five years of participation in this Plan.
     Section 5. Benefits.
     (a) If a Plan Participant commences receiving a Normal Retirement Pension, Early Retirement Pension, Special Early Retirement Pension or Deferred Vested Pension under the 2002 Restatement in connection with his or her retirement or vested termination from the employ of an Employer (including retirement or vested termination following deemed employment for 2002 Restatement purposes by reason of qualifying for a Permanent Disability Benefit), or in the event a Plan Participant’s spouse or other Beneficiary commences receiving a monthly retirement income under Section 6.1(a), Option 2 or Option 3 of Section 6.2(c), or Section 7.1 of the 2002 Restatement by reason of such Plan Participant’s death, then concurrently with the payment of said monthly retirement income under the 2002 Restatement the Employers shall pay to such Plan Participant, spouse or Beneficiary a monthly income equal to the amount by which:
     (i) the monthly retirement income that would have been payable to such Plan Participant, spouse or Beneficiary under the 2002 Restatement had such income been computed (1) without regard to the maximum benefits limitation imposed by Section 10.3 of the 2002 Restatement, (2) without regard to the limitation on the amount of compensation that may be taken into account for the purposes of the 2002 Restatement as imposed by Section 401(a)(17) of the Code, (3) with the percentage specified in Section 5.1(a) of the 2002 Restatement being 1.75% rather than 1.33%, and (4) by including in the Participant’s Earnings amounts voluntarily deferred by the Participant pursuant to a Lafarge nonqualified deferred compensation plan or a written agreement between the Participant and Lafarge, exceeds
     (ii) the monthly retirement income payable to such Participant, spouse or Beneficiary under the 2002 Restatement, so that the sum of the monthly amounts payable to such Plan Participant, spouse or Beneficiary under this Plan and the 2002 Restatement will equal the monthly amount such Plan Participant, spouse or Beneficiary would have been entitled to receive under the provisions of the 2002 Restatement if such amount was computed without regard to the maximum benefits limitation imposed by Section 10.3 of the 2002 Restatement, without regard to the limitation on the amount of compensation that may be taken into account for the purposes of the 2002 Restatement as imposed by Section 401(a)(17) of the Code, as if the percentage specified in Section 5.1 of the 2002 Restatement was 1.75%, and as if nonqualified deferred compensation was allowed to be recognized as Earnings. The benefits payable under this Plan to such a Plan Participant or his or her spouse or other Beneficiary shall be paid at the same time and in the same manner as the benefits paid to such Plan Participant, spouse or Beneficiary under the 2002 Restatement.
     (b) If a Plan Participant commences receiving a monthly retirement income under Section 5.01, 5.02, 5.03, 8.03 or 13.18 of the 1989 Restatement, in connection with his or her retirement or vested termination from the employ of an Employer (including retirement or vested termination following deemed employment for 1989 Restatement purposes by reason of being disabled within the meaning of Article 9 of the 1989 Restatement), or in the event a Plan Participant’s spouse or other Beneficiary commences receiving a monthly retirement income under Section 7.01, 7.02, 7.03, 7.04 or 8.04 of the 1989 Restatement by reason of such Plan Participant’s death, then concurrently with the payment of said monthly retirement income under the 1989 Restatement the Employers shall pay to such Plan Participant, spouse or Beneficiary a monthly income equal to the amount by which:
     (i) the monthly retirement income that would have been payable to such Plan Participant, spouse or Beneficiary under the 1989 Restatement had such income been computed (1) without regard to the maximum benefits limitation imposed by Section 5.07 of the 1989 Restatement, (2) without regard to the limitation on the amount of compensation that may be taken into account for the purposes of the 1989 Restatement as imposed by Section 401(a)(17) of the Code, and (3) with the percentage specified in Section 5.01(a)(i) of the 1989 Restatement being one and three-fourths percent (1-3/4%) rather than one and one-half percent (1-1/2%), exceeds
     (ii) the monthly retirement income payable to such Plan Participant, spouse or Beneficiary under the 1989 Restatement, so that the sum of the monthly amounts payable to such Plan Participant, spouse or Beneficiary under this Plan and the 1989 Restatement will equal the monthly amount such Plan Participant, spouse or Beneficiary would have been entitled to receive under the provisions of the 1989 Restatement if such amount was computed without regard to the maximum benefits limitation imposed by Section 5.07 of the 1989 Restatement, without regard to the limitation on the amount of compensation that may be taken into account for the purposes of the 1989 Restatement as imposed by Section 401(a)(17) of the Code, and as if the percentage specified in Section 5.01(a)(i) of the 1989 Restatement was one and three-fourths percent (1-3/4%). The benefits payable under this Plan to such a Plan Participant or his or her spouse or other Beneficiary shall be paid at the same time and in the same manner as the benefits paid to such Plan Participant, spouse or Beneficiary under the 1989 Restatement.
     (c) Notwithstanding the foregoing, if a Plan Participant listed in Appendix A commences receiving a Normal Retirement Pension, Early Retirement Pension, Special Early Retirement Pension or Deferred Vested Pension under the 2002 Restatement in connection with his or her retirement or vested termination from the employ of an Employer (including retirement or vested termination following deemed employment for 2002 Restatement purposes by reason of qualifying for a Permanent Disability Benefit), or in the event a Plan Participant’s spouse or other Beneficiary commences receiving a monthly retirement income under Section 6.1(a), Option 2 or Option 3 of Section 6.2(c), or Section 7.1 of the 2002 Restatement by reason of such Plan Participant’s death, then concurrently with the payment of said monthly retirement income under the 2002 Restatement the Employers shall pay to such Plan Participant, spouse or Beneficiary a monthly income equal to the amount by which:
     (i) the greater of:
(A)	the monthly retirement income that would have been payable to such Plan Participant, spouse or Beneficiary under the formula set forth in subsection (a)(i) above, or

(B)	the monthly retirement income that would have been payable to such Plan Participant, spouse or Beneficiary under the formula set forth in subsection (b)(i) above had such income been computed as if the Participant were a

Participant in the 1989 Restatement as of the date of his retirement, vested termination or death (as applicable), using Credited Service as determined under the 1989 Restatement and Final Average Earnings as determined under the 2002 Restatement (without regard to the limitation on the amount of compensation that may be taken into account for the purposes of the 2002 Restatement as imposed by Section 401(a)(17) of the Code and as if Earnings includes amounts voluntarily deferred by the Participant pursuant to a Lafarge nonqualified deferred compensation plan or a written agreement between the Participant and Lafarge), converted from the normal form of benefit payable under the 1989 Restatement to an actuarially equivalent (as defined in the 1989 Restatement) single life annuity, exceeds
     (ii) the monthly retirement income payable to such Participant, spouse or Beneficiary under the 2002 Restatement.
The benefits payable under this Plan to such a Plan Participant or his or her spouse or other Beneficiary shall be paid at the same time and in the same manner as the benefits paid to such Plan Participant, spouse or Beneficiary under the 2002 Restatement.
     Section 6. Source of Benefits. The benefits payable under this Plan shall be paid by the Employers solely out of their general assets. No provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant to any Plan Participant or his or her spouse or other Beneficiary any property right or beneficial ownership interest of any kind in the assets of the Employers. To the extent that any Plan Participant or his or her spouse or other Beneficiary acquires a right to receive payments from the Employers under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employers. If the benefits payable to a Plan Participant or his or her spouse or other Beneficiary under the 1989 Restatement or the 2002 Restatement are attributable to periods of employment with more than one Employer, any amounts payable to such Plan Participant, spouse or Beneficiary under this Plan shall be apportioned among such Employers on an equitable basis determined by the Committee in its discretion.
     Section 7. Spendthrift Provision. No right or interest of a Plan Participant or his or her spouse or other Beneficiary under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Plan Participant, spouse or Beneficiary.
     Section 8. Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Plan Participant’s employment with an Employer, and such Employer may terminate the employment of such Plan Participant as freely and with the same effect as if this Plan had not been established.
     Section 9. Adoption by Other Employers. With the consent of the Committee, this Plan may be adopted by any incorporated or unincorporated trade or business which is an Employing Company under the 1989 Restatement and/or 2002 Restatement, such adoption to be effective as of the date specified by such Employing Company at the time of adoption.
     Section 10. Amendment and Termination. The Board of Directors of Lafarge shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that no such amendment or termination shall reduce or eliminate an Employer’s obligation for the payment of benefits accrued under this Plan as of the date of such amendment or termination, such benefits to be determined as if the 1989 Restatement or 2002 Restatement, as applicable, had terminated on that date.
     Section 11. Claims Procedure. If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within 60 days following the receipt of such claim, the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within 60 days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.
     Section 12. Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Maryland, except where superseded by federal law.

     Section 13. Special Benefit Adjustments. Any provision of this Plan to the contrary notwithstanding:
     (i) in determining the number of years of service and years of Credited Service to be credited to John M. Piecuch (“Piecuch”) for the purpose of computing the monthly retirement income that would have been payable to or with respect to Piecuch under the provisions of Section 5(b)(i) of this Plan, Piecuch’s period of employment with National Gypsum Company from March 13, 1978, to December 31, 1986, shall be deemed to be a period of employment with Lafarge North America Inc. (formerly known as Lafarge Corporation); provided, however, that the benefit payable to or with respect to Piecuch under this Plan which is attributable to the additional years of service and years of Credited Service credited to Piecuch under this Section shall be offset and reduced by the actuarial equivalent (using such actuarial assumptions as the Committee shall determine to be reasonable for the purposes of this Section) of any benefit paid or payable to or with respect to Piecuch under the National Gypsum Company Salaried Employees’ Retirement Plan (or any other defined benefit pension plan currently or previously maintained by National Gypsum Company) which is attributable to Piecuch’s period of employment with National Gypsum Company from March 13, 1978, to December 31, 1986; and
     (ii) in computing the monthly retirement income that would have been payable to or with respect to H. L. Youngblood under the provisions of Section 5(b)(i) of this Plan, such income shall be computed without the application of any otherwise applicable Early Retirement Factor provided for under Section 5.03 of the 1989 Restatement.

     Section 14. Offset for Other Nonqualified Plan Benefits. Any provision of this Plan other than Section 13 to the contrary notwithstanding, the benefit payable to or with respect to a Plan Participant under this Plan, which is attributable to periods of service used to determine such Plan Participant’s monthly retirement income under the 1989 Restatement or the 2002 Restatement, shall be offset and reduced by the actuarial equivalent (using such actuarial assumptions as the Committee shall determine to be reasonable for purposes of this Section) of any pension benefit paid or payable to or with respect to such Plan Participant for the same period of service under any other nonqualified plan: (i) which provides benefits that are determined by reference to benefits payable to or with respect to such Plan Participant pursuant to a tax-qualified defined benefit pension plan and (ii) under which any Employer, Employing Company, any Affiliate or any predecessor company has any liability; provided, however, that the offset provided by this Section shall apply only to the extent that nonqualified plan benefits are not offset under the 1989 Restatement or 2002 Restatement.
     Section 15. Merger of Redland Supplemental Retirement Income Plans. Effective as of December 31, 1998, the Western Mobile, Inc. Supplemental Retirement Income Plan and the Genstar Stone Products Company Supplemental Retirement Income Plan (each such plan hereinafter referred to as a “Redland SRIP”) were amended to merge into and become a part of this Plan. The provisions of this Section shall apply to those participants in a Redland SRIP who had an accrued benefit thereunder as of December 31, 1998 (a “Redland SRIP Participant”). Any provision of this Plan to the contrary notwithstanding:
     (i) a Redland SRIP Participant shall become a Plan Participant in this Plan only if he or she is designated as such by the Committee pursuant to Section 4 hereof;

     (ii) any benefits in pay status under a Redland SRIP as of December 31, 1998, shall continue to be paid under this Plan in the same manner and amount and for the same period as provided in the applicable Redland SRIP as in effect on December 31, 1998;
     (iii) the benefits payable under this Plan to or with respect to a Redland SRIP Participant (i) who had satisfied the requirements for a supplemental plan benefit under a Redland SRIP as of December 31, 1998, but such benefit had not yet commenced in pay status as of such date, and (ii) who has not been designated as a Plan Participant under this Plan in accordance with Section 4, shall be the accrued supplemental plan benefit as of December 31, 1998, that would have been payable to or with respect to such Redland SRIP Participant under the provisions of the applicable Redland SRIP as of December 31, 1998, and shall vest and be paid in accordance with the provisions of the applicable Redland SRIP as in effect on such date; and
     (iv) the benefit payable under this Plan to or with respect to a Redland SRIP Participant who has been designated as a Plan Participant pursuant to Section 4 shall not be less than the benefit accrued for such Plan Participant as of December 31, 1998, under the provisions of the applicable Redland SRIP in effect on such date.

     IN WITNESS WHEREOF, this amended and restated Plan has been executed this 31st day of December, 2002, to be effective as of January 1, 2002.

LAFARGE NORTH AMERICA INC.
By	/s/ James Nealis
James Nealis, Senior Vice President —
Human Resources

Appendix A
Ray S. Arnold
Michael J. Balchunas
Daniel P. Bray
David W. Carroll
Jerodd Jensen
David Jones
Edward X. Junia
James J. Nealis
Eric H. Sundquist
David C. Tovey
Larry J. Waisanen
Patrick H. Walker
Martin A. Warborg